EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

Name	Formation
Jurisdiction

GenTek Financial Services Ltd.	Barbados
GenTek Holding, LLC	Delaware
Big T-2 Company LLC	Delaware
General Chemical Performance Products LLC	Delaware
Fini Enterprises, Inc.	Texas
General Chemical LLC	Delaware
General Chemical West LLC	Delaware
Waterside Urban Renewal Corporation	New Jersey
General Chemical Canada Holdings Inc.	Delaware
General Chemical Performance Products Ltd.	Ontario
Reheis, Inc.	Delaware
Reheis Holdings Inc.	Delaware
Ilminster Company	Ireland
Reheis Ireland	Ireland
Alembic Manufacturing Ltd.	United Kingdom
GenTek Technologies Marketing Inc.	Delaware
Balcrank Products Inc.	Delaware
GT Technologies Europe GmbH	Germany
Defiance, Inc.	Delaware
Defiance Precision Products Inc.	Ohio
Defiance Precision Products Management LLC	Delaware
Defiance Precision Products Manufacturing LLC	Delaware
Defiance Testing & Engineering Services, Inc.	Michigan
Binderline Draftline, Inc.	Michigan
Defiance Kinematics Inc.	Delaware
DTA Development, LLC	Michigan
Hy-Form Products, Inc.	Michigan
Toledo Technologies Inc.	Delaware
Toledo Technologies Management LLC	Delaware
Toledo Technologies Manufacturing LLC	Delaware
1279597 Ontario Inc.	Ontario
Sandco Automotive Ltd.	Ontario
Noma Holding Inc.	Delaware
Noma Corporation	Delaware
Noma O.P., Inc.	Delaware
Noma Technologies Limited Partnership	Massachusetts
Noma de Reynosa, S.A. de C.V.	Mexico
GenTek Technology Pvt. Ltd.	India
Noma Delaware Inc.	Delaware
Noma Company	Nova Scotia
Sistemas y Conexiones Integradas, S.A. de C.V.	Mexico
Printing Developments, Inc.	Delaware
Vigilant Networks LLC	Delaware
Vigilant Networks Canada Inc.	Ontario